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FORM 4                                           UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                                              WASHINGTON, D.C. 20549

[ ]  Check this box if no longer                                                                                   OMB APPROVAL
     subject to Section 16.
     Form 4 or Form 5 obligations
     may continue.
     See Instruction 1(b).                      STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP            OMB Number:        3235-0287
                                                                                                        Expires:  September 30, 1998
                                               Filed pursuant to Section 16(a) of the Securities        Estimated average burden
                                               Exchange Act of 1934, Section 17(a) of the Public        hours per response.......0.5
                                               Utility (Print or Type Responses) Holding Company        ----------------------------
   (Print or Type Responses)                   Act of 1935 or Section 30(f) of the Investment
                                                              Company Act of 1940

1.   Name and Address of Reporting Person*   2.   Issuer Name and Ticker or Trading Symbol     6.   Relationship of Reporting
                                                                                                    Person(s) to Issuer
     Du Fosse, Richard F                          Spectrum Information Tech., Inc.                  (check all applicable)
                                                  SITI
     (Last)    (First)  (Middle)                                                                    ( ) Director       ( ) 10% Owner

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
                                             3.   IRS or Social         4.  Statement for           (X) Officer (give  ( ) Other
     2700 Westchester Ave.                        Security Number           Month/Year                  title below)       (Specify
                                                  of Reporting                                                              below)
              (Street)                            Person (Voluntary)        12/98
                                                                                                         ______ Resigned_______
     Purchase       NY       10577
                                                                        5.  If Amendment,      7.   Individual or Joint/Group
     (City)      (State)     (Zip)                                          Date of                 Filing (Check Applicable Line)
                                                                            Original                (X)  Form filed by One
                                                                            (Month/Year)                 Reporting Person
                                                                                                    ( )  Form filed by More than
                                                                                                         One Reporting Person
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                                                   Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
1. Title of Security  2. Trans-   3. Transaction    4. Securities Acquired    5. Amount of      6. Owner-      7. Nature of
   (Instr. 3)            action      Code (Inst.8)     (A) or Disposed of        Securities        ship Form:     Indirect
                         Date                          (D) (Instr.3,4 and 5)     Beneficially      Direct (D)     Beneficial
                                                                                 Owned at          or Indirect    Owner-
                                                                                 End of Month      (I)            ship
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
                         (Month/                              (A) or
                          Day/       Code     V       Amount  (D)     Price
                          Year)                                                  (Instr.3 and 4)   (Instr. 4)     (Instr. 4)
   -----------------     -------     -----  -----     ------  ----    -----      ---------------   -----------     -----------
   Common Stock                                                                  6,299              D





Reminder:  Report on a separate line for each class of  securities  beneficially owned
directly  or  indirectly. *If the form is filed by more than one reporting person,                                            (OVER)
see Instruction 4(b)(v).                                                                                             SEC 1474 (7-96)
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FORM 4 (continued)                          Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                                     (e.g., puts, calls, warrants, options, convertible securities)


1.   Title of Derivative   2. Cover-         3. Trans-      4.  Trans-     5. Number of Deri-       6. Date Exer-
     Security (Instr.3)       sion or           action          action        vative Securities        cisable and
                              Exercise          Date            Code          Acquired (A) or          Expiration
                              Price of                          (Instr.8)     Disposed of (D)          Date
                              Deri-             (Month/                       (Instr.3,4, and 5)       (Month/Day/
                              vative             Day/                                                   Year)
                              Security           Year)
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
                                                                                                     Date     Expira
                                                             Code     V        (A)        (D)        Exer-    tion
                                                                                                     cisable  Date
------------------------   ------------       ---------      ----   ----      -----      -----       -------- ------
Stock Option               $2.15                                                                     8/12/97   3/11/99

Stock Option               $ .35              12/11/98        A               59,281                12/11/97  12/11/03

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

7.   Title and Amount         8. Price            9. Number           10. Owner-          11. Nature
     of Underlying               of                  of deri-             ship                of
     Securities                  Deri-               vative               Form of             Indirect
     (Instr. 3 and 4)            vative              Secur-               Deri-               Benefi-
                                 Secur-              ities                vative              cial
                                 ity                 Bene-                Security:           Owner-
                                 (Instr.5)           ficially             Direct              ship
                                                     Owned                (D) or              (Instr.4)
                                                     at End               Indirect
                                                     of                   (I)
                                                     Month                (Instr.4)
                                                    (Instr.4)
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

     Title    Amount or
              Number of
              Shares
     ------   ---------         ------------         ----------          -----------        ------------

     Common   21,867                                 21,867              D
     Stock

     Common   59,281                                 59,281              D
     Stock

Explanation of Responses:


** Intentional misstatements or omissions of facts
     constitute Federal Criminal Violation                                   /s/ Robert F. DuFosse                   12/16/98
     See 18 U.S.C.  1001 and 15 U.S.C. 78ff(a).                         --------------------------------
Note: File three copies of this Form, one of which                      Signature  of Reporting  Person
      must be manually signed.  If space is insufficient,
      See Instruction 6 for procedure.

Potential persons who are to respond to the collection
of information contained in this form are not required
to respond unless the form displays a currently valid OMB Number.
                                                                                                                              Page 2
                                                                                                                     SEC 1474 (7-96)
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